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                                                                    Exhibit 99.1

                          COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                                   Howard B. Johnson, CFO
                                                   (203) 498-4210 phone

       Vion Initiates Phase 1 Combination Trial of Triapine'r' in Leukemia

NEW HAVEN, CT, March 31, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that it had initiated a new Phase 1 trial of Triapine'r' in combination with cytarabine (Ara-C) in patients with advanced leukemia. Enrollment of patients began at the University of Texas M.D. Anderson Cancer Center's Department of Leukemia under the direction of Dr. Francis Giles, Chief of Experimental Therapeutics.

Cytarabine is a cytotoxic drug that is used alone and in combination for treatment of leukemia. In preclinical studies, Vion has demonstrated that the combination of Triapine'r' and cytarabine produces greater killing of cancer cells than either agent alone.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "This study builds on the results of our Phase 1 trials of Triapine'r' as a single agent in leukemia, and our preclinical work combining Triapine'r' with cytarabine. It will provide important additional evidence of the role that Triapine'r' can play in the treatment of leukemia." He added, "We are pleased to be working once again with the M.D. Anderson Cancer Center, one of the premier cancer treatment hospitals in the U.S."

Dr. Giles stated, "This study is an important step towards determining the role of Triapine'r' within combination cytotoxic drug regimens - such regimens are the cornerstone of current anti-leukemia therapy."

Vion has two ongoing Phase 2 clinical trials of Triapine'r' as a single agent in head and neck and prostate cancer. Vion is also planning to study Triapine'r' in combination with gemcitabine in Phase 2 trials in non-small cell lung and pancreatic cancer. In Phase 1 trials, Triapine'r' was well-tolerated and evidence of anti-tumor activity was observed in several malignancies.

Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important for DNA synthesis.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other





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risks set forth from time to time in Vion's filings with the Securities and
Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.